2

                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*


                    Under the Securities Exchange Act of 1934
                           (Amendment No.__________)*


                 New Oriental Education & Technology Group Inc.
     -----------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares

    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    647581107
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                January 26, 2010
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 19 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 647581107                 13G              Page 2 of 19 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    86,132 shares of Common Stock based on direct ownership of
                    21,533 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    86,132 shares of Common Stock based on direct ownership of
                    21,533 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

            86,132 shares of Common Stock based on direct ownership of
            21,533 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.1%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 3 of 19 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Balsam, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    189,004 shares of Common Stock based on direct ownership of
                    47,251 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    189,004 shares of Common Stock based on direct ownership of
                    47,251 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            189,004 shares of Common Stock based on direct ownership of 47,251 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.1%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 4 of 19 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sequoia, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    157,904 shares of Common Stock based on direct ownership of
                    39,476 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    157,904 shares of Common Stock based on direct ownership of
                    39,476 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            157,904 shares of Common Stock based on direct ownership of 39,476 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.1%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 5 of 19 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Dragon Pine, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,756,184 shares of Common Stock based on direct ownership of 439,046 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,756,184 shares of Common Stock based on direct ownership of 439,046 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,756,184 shares of Common Stock based on direct ownership of 439,046 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 1.1%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 6 of 19 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Cascade, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,510,368 shares of Common Stock based on direct ownership of 877,592 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,510,368 shares of Common Stock based on direct ownership of 877,592 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,510,368 shares of Common Stock based on direct ownership of 877,592 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 2.3%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 7 of 19 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sierra, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    173,504 shares of Common Stock based on direct ownership of
                    43,376 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     173,504 shares of Common Stock based on direct ownership of
                    43,376 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            173,504 shares of Common Stock based on direct ownership of 43,376 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.1%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 8 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE  PERSONS (ENTITIES ONLY)
                                            Lone Pine Associates LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    433,040 shares of Common Stock based on direct ownership of
                    108,260 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    433,040 shares of Common Stock based on direct ownership of
                    108,260 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            433,040 shares of Common Stock based on direct ownership of 108,260 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.3%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 9 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Members LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,440,056 shares of Common Stock based on direct ownership of 1,360,014 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,440,056 shares of Common Stock based on direct ownership of 1,360,014 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,440,056 shares of Common Stock based on direct ownership of 1,360,014 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 3.6%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 10 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Capital LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,043,340 shares of Common Stock based on direct ownership of 1,010,835 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,043,340 shares of Common Stock based on direct ownership of 1,010,835 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,043,340 shares of Common Stock based on direct ownership of 1,010,835 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 2.6%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 11 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Stephen F. Mandel, Jr.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    9,916,436 shares of Common Stock based on direct ownership of 2,479,109 American depositary shares
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    9,916,436 shares of Common Stock based on direct ownership of 2,479,109 American depositary shares
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            9,916,436 shares of Common Stock based on direct ownership of 2,479,109 American depositary shares
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 6.5%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 647581107                 13G              Page 12 of 19 Pages

Item 1(a).     Name of Issuer:

          New Oriental Education & Technology Group Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:
                  No. 6 Hai Dian Zhong Street
                  Haidian District
                  Beijing 100080, People's Republic of China

Item 2(a).     Name of Person Filing:

     This statement is filed by:

             (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone
                 Spruce"), with respect to the American depositary shares (defined in Item 4A(a) below) directly owned by it;
            (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone
                 Balsam"), with respect to the American depositary shares directly owned by it;
           (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the American depositary shares directly owned by it;
            (iv) Lone Dragon Pine, L.P., a Delaware limited partnership ("Lone
                 Dragon Pine"), with respect to the American depositary shares directly owned by it;
             (v) Lone Cascade, L.P., a Delaware limited partnership ("Lone
                 Cascade"), with respect to the American depositary shares directly owned by it;
             vi) Lone Sierra, L.P., a Delaware limited partnership ("Lone
                 Sierra"), with respect to the American depositary shares directly owned by it;
           (vii) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine Associates"), with respect to the American depositary shares directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
          (viii) Lone Pine Members LLC, a Delaware limited liability company ("Lone Pine Members"), with respect to the American depositary shares directly owned by Lone Dragon Pine, Lone Cascade and Lone Sierra;
            (ix) Lone Pine Capital LLC, a Delaware limited liability company
                 ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd.("Lone Cypress"), Lone Kauri, Ltd.("Lone Kauri"), Lone Monterey Master Fund, Ltd. ("Lone Monterey Master Fund") and Lone Himalayan Pine Master Fund, Ltd.("Lone Himalayan Pine Master Fund"), each a Cayman Islands exempted company, with respect to the American depositary shares directly owned by each of Lone Cypress, Lone Kauri, Lone Monterey Master Fund, and Lone Himalayan Pine Master Fund;
                 and

CUSIP No. 647581107                 13G              Page 13 of 19 Pages

             (x) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the
                 American depositary shares directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Dragon Pine, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri, Lone Monterey Master Fund and Lone Himalayan Pine Master Fund.


              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia, Lone Dragon Pine, Lone Cascade and Lone Sierra are limited partnerships organized under the laws of the State of Delaware. Lone Pine Associates, Lone Pine Members and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

      Common Shares (the "Common Shares")

Item 2(e).  CUSIP Number:

    647581107

CUSIP No. 647581107                 13G             Page 14 of 19 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

A. Lone Spruce, L.P.
             (a) Amount beneficially owned: 86,132. The amounts used herein are Common Shares beneficially owned based on direct ownership of American depositary shares of the Issuer ("American depositary shares"). Each American depositary share represents four Common Shares.
             (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon 153,004,707 Common Shares reported as issued and outstanding in the Issuer's Form 20-F for the fiscal year ended May 31, 2009 filed with the Securities and Exchange Commission on October 19, 2009.
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 86,132
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    86,132

CUSIP No. 647581107                 13G             Page 15 of 19 Pages

         B. Lone Balsam, L.P.
               (a) Amount beneficially owned: 189,004
               (b) Percent of class: 0.1%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 189,004
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      189,004

         C. Lone Sequoia, L.P.
               (a) Amount beneficially owned: 157,904
               (b) Percent of class: 0.1%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 157,904
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      157,904

         D.  Lone Dragon Pine, L.P.
               (a) Amount beneficially owned: 1,756,184
               (b) Percent of class: 1.1%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 1,756,184
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      1,756,184

         E. Lone Cascade, L.P.
               (a) Amount beneficially owned: 3,510,368
               (b) Percent of class: 2.3%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 3,510,368
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      3,510,368

         F. Lone Sierra, L.P.
               (a) Amount beneficially owned: 173,504
               (b) Percent of class: 0.1%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 173,504
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      173,504

         G. Lone Pine Associates LLC
               (a) Amount beneficially owned: 433,040
               (b) Percent of class: 0.3%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 433,040
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      433,040

CUSIP No. 647581107                 13G             Page 16 of 19 Pages

         H. Lone Pine Members LLC
               (a) Amount beneficially owned: 5,440,056
               (b) Percent of class: 3.6%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 5,440,056
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      5,440,056

         I. Lone Pine Capital LLC
               (a) Amount beneficially owned: 4,043,340
               (b) Percent of class: 2.6%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 4,043,340
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      4,043,340

         J. Stephen F. Mandel, Jr.
               (a) Amount beneficially owned: 9,916,436
               (b) Percent of class: 6.5%
               (c)(i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 9,916,436
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                      9,916,436

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine Associates, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Dragon Pine, Lone Cascade and Lone Sierra, has the power to direct the affairs of Lone Dragon Pine, Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri, Lone Monterey Master Fund and Lone Himalayan Pine Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Lone Kauri, Lone Monterey Master Fund, and Lone Himalayan Pine Master Fund.
Mr. Mandel is the Managing Member of each of Lone Pine Associates, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.

CUSIP No. 647581107                 13G             Page 17 of 19 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 647581107                 13G             Page 18 of 19 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 5, 2010

                                  By:  ________________________________________
                                       Stephen F. Mandel, Jr., individually and
                                       (a) as Managing Member of Lone Pine
                                       Associates LLC, for itself and as the
                                       general partner of (i) Lone Spruce, L.P.,
                                       (ii) Lone Balsam, L.P. and (iii) Lone
                                       Sequoia, L.P.;
                                       (b) as Managing Member of Lone Pine
                                       Members LLC, for itself and as the
                                       general partner of (i) Lone Dragon Pine,
                                       L.P., (ii) Lone Cascade, L.P. and (iii)
                                       Lone Sierra, L.P.; and
                                       (c) as Managing Member of Lone Pine
                                       Capital LLC

CUSIP No. 647581107                 13G             Page 19 of 19 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 5, 2010

                                  By:  ________________________________________
                                       Stephen F. Mandel, Jr., individually and
                                       (a) as Managing Member of Lone Pine
                                       Associates LLC, for itself and as the
                                       general partner of (i) Lone Spruce, L.P.,
                                       (ii) Lone Balsam, L.P. and (iii) Lone
                                       Sequoia, L.P.;
                                       (b) as Managing Member of Lone Pine
                                       Members LLC, for itself and as the
                                       general partner of (i) Lone Dragon Pine,
                                       L.P., (ii) Lone Cascade, L.P. and (iii)
                                       Lone Sierra, L.P.; and
                                       (c) as Managing Member of Lone Pine
                                       Capital LLC